UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 30, 2007 (April 26, 2007)
Innovative Card Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51260	14-1861651
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10880 Wilshire Blvd. Suite 950, Los Angeles CA	90024
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:(310) 312-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant’s management as well as estimates and assumptions made by the Registrant’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Registrant’s industry, operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On April 26, 2007, Robert Sutcliffe submitted his resignation as a director of Innovative Card Technologies, Inc., a Delaware corporation (the "Company"), effective as of April 26, 2007.

Mr. Sutcliffe served as a member on the Nominating and Corporate Governance Committee and the Audit Committee, and as chairman of the Compensation Committee. As a result of Mr. Sutcliffe’s resignation there is one vacancy on each of our three committees, the Nominating and Corporate Governance Committees, the Audit Committee, and the Compensation Committee. The Nominating and Corporate Governance Committees are now comprised of Donald Joyce, Chariman, and Scott Ogilvie, member. The Audit Committee is now comprised of Mr. Ogilvie, Chairman, and Donald Killian, member. The Compensation Committee is now comprised of Mr. Joyce, member, and Mr, Killian, member. Each of Mr. Joyce, Mr. Ogilvie and Mr. Killian are independent directors within the meaning of the Rules and Regulations of the Securities and Exchange Commission and the NASDAQ (Capital) Market.

A text version of Mr. Sutcliffe’s resignation letter is attached as exhibit 99.1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Innovative Card Technologies, Inc.
(Registrant)

Date: April 30, 2007	By:	/s/ Bennet P. Tchaikovsky
	Name	Bennet P. Tchaikovsky
	Title:	Chief Financial Officer